Exhibit 99.2

FIRST QUARTER 2021
FINANCIAL RESULTS AND SHAREHOLDER LETTER

A LETTER FROM OUR CHAIRMAN AND CEO

RH REPORTS RECORD FIRST QUARTER RESULTS AND RAISES FISCAL 2021 OUTLOOK

FIRST QUARTER 2021 HIGHLIGHTS

Q1 TOTAL COMPANY DEMAND +101% VS. Q1 LY
Q1 RH CORE DEMAND +109% VS. Q1 LY

Q1 TOTAL COMPANY NET REVENUES INCREASED 78% TO $860.8M VS. $482.9M LY

Q1 GAAP GROSS MARGIN INCREASED 600 BASIS POINTS TO 47.3% VS. 41.3% LY
Q1 ADJUSTED GROSS MARGIN INCREASED 550 BASIS POINTS TO 47.3% VS. 41.8%

Q1 GAAP OPERATING MARGIN INCREASED 1,450 BASIS POINTS TO 21.8% VS. 7.3% LY
Q1 ADJUSTED OPERATING MARGIN INCREASED 1,260 BASIS POINTS TO 22.6% VS. 10.0% LY

Q1 GAAP NET INCOME OF $130.7M VS. NET LOSS OF $(3.2)M LY
Q1 ADJUSTED NET INCOME INCREASED 375% TO $142.3M VS. $29.9M LY

Q1 GAAP DILUTED EPS OF $4.19 VS. DILUTED LOSS OF $(0.17) LY
Q1 ADJUSTED DILUTED EPS INCREASED 285% TO $4.89 VS. $1.27 LY

Q1 FREE CASH FLOW OF $136M VS. $(36)M LY

Please see the tables below for reconciliations of all GAAP to non-GAAP measures referenced in this press release.

TO OUR PEOPLE, PARTNERS, AND SHAREHOLDERS,

Fiscal 2021 is off to a strong start, with revenues up 78% in the first quarter versus down 19% a year ago. Total Company demand increased 101% in Q1 and RH Core demand increased 109%, the strongest demand trends in our industry.

We continue to set a new standard for financial performance among home furnishings retailers with adjusted operating margin increasing 1,260 basis points in the first quarter to 22.6% versus 10.0% a year ago. Adjusted net income increased 375% and adjusted diluted EPS increased 285% to $4.89 per share versus $1.27 last year.

We generated $228 million of adjusted EBITDA in the quarter and $136 million of free cash flow. Q1 ended with total net debt of $382 million and trailing twelve months adjusted EBITDA of $896 million. Our expectation is to be net debt free by the end of this fiscal year.

INCREASE IN FISCAL 2021 OUTLOOK

Based on current business trends, we are raising our outlook for revenue growth in fiscal 2021 to a range of 25% to 30% versus our prior outlook of 15% to 20%. We now expect adjusted operating margin in the range of 23.5% to 24.3%, an increase of 170 to 250 basis points versus our prior outlook of 100 to 200 basis points, with ROIC in excess of 60%.

As it relates to the second quarter, we expect revenue growth in the range of 35% to 37% and adjusted operating margin in the range of 25.9% to 26.1%.

While fiscal 2021 will surely be a tale of two halves, there are many data points that lead us to feel optimistic that our strong performance will continue through the second half of 2021 with growth reaccelerating in fiscal 2022 and beyond. These include a strong housing and renovation market, both with pent up demand and a long tail, a record stock market, low interest rates and the reopening of several large parts of our economy. Additionally, the un-masking of the general public could lead to a Roaring Twenties type of consumer exuberance. Town & Country captured that feeling perfectly on the recent cover of their magazine, titled, “Remember Fun? Get Ready for the Comeback!”.

1	FIRST QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

Combine that with the largest new product introduction cycle in our history beginning this fall, and the launch of RH International next year, and fun it could be.

You should also rest assured that we have pressure tested our business assumptions and risks, and are confident in our ability to maintain an adjusted operating margin in excess of twenty percent in just about any economic downside scenario we can envision.

THE EMERGENCE OF RH AS A LUXURY BRAND GENERATING LUXURY MARGINS

We have spent decades building a brand and business model that generates industry leading profitability and return on invested capital, and believe, like Bernard Arnault, “Luxury goods are the only area it is possible to make luxury margins.”

With 21.8% adjusted operating margin in fiscal 2020, RH has eclipsed the operating margin of LVMH, and we now have a clear line of sight to 25%-plus adjusted operating margin over the next several years.

As it relates to our business model, what is often overlooked is the simplicity and low risk nature of what we have built. I thought it would be helpful to highlight some of the key attributes:

No Seasonal Inventory: We don’t offer seasonal categories like Valentine’s Day, Easter, Halloween, Thanksgiving or Christmas.  Nor do we carry collections or color palettes tied to Spring, Summer, Fall or Winter like many home furnishings or home improvement retailers. We spent years eliminating those categories to avoid seasonal markdowns, enabling us to have a significantly higher margin business.

Limited Fashion Risk: Our business is not driven by the fashion cycles found in retail models that require frequent discounting.  The major trends that drive our business are tied to architecture and the dead. Architectural trends tend to change over decades not years. As an example, many point to the 1997 opening of the Guggenheim Museum in Bilbao, Spain by the legendary architect Frank Gehry, as the beginning of the recent modern movement. We launched RH Modern almost two decades later in the Fall of 2015, when a critical mass of modern homes and condominiums was reached, establishing a sizable new market.

As it relates to the dead, generations pass away and their belongings move through estate sales, which feed the antique markets, which drive the high-end interior design market, which influences the high-end reproduction market, and the trends continue to flow downstream. If you want to know where the Mid-Century Modern trend came from, do the math or visit a cemetery.

Membership: Moving from a promotional to a membership model, as we did in 2016, simplified and streamlined our business, eliminating the chaos and costs associated with a constantly changing customer proposition. Membership also deepened our  relationship with our customers as the majority use our interior designers to furnish their homes. This evolved our business from selling products to selling spaces, driving higher average orders and lower customer acquisition costs as RH has become their top of mind choice for luxury home furnishings.

Luxury Positioning: Luxury brands have proven to be less susceptible to economic downturns as their customers may temporarily pause their spending but do not lose the ability to spend. Additionally, investing in the home grows exponentially as customers accumulate wealth, acquiring more homes, which drives higher sales, resulting in lower advertising costs, and a more profitable operating model.

A COMPELLING VISION FOR THE FUTURE

We enter this new decade with a compelling vision for the future, a team passionate about bringing that vision to life, and the strongest brand and business model in our industry. We plan to launch an unimaginable amount of innovative new strategies designed to further elevate and expand the RH brand. As I did in my recent annual shareholder letter, I will outline the strategic separation we’ve created and the strategies we are pursuing as we continue our quest to become one of the most admired brands in the world.

PRODUCT ELEVATION

We have built the most comprehensive and compelling collection of luxury home furnishings under one brand in the world. Our products are presented across multiple collections, categories, and channels that we control, and their desirability and exclusivity has enabled us to achieve industry leading revenues and margins. Our customers know them as RH Interiors, RH Modern, RH Beach House, RH Ski House, RH Outdoor, RH Rugs, RH Lighting, RH Linens, RH Baby & Child, RH Teen and Waterworks. Our strategy to elevate the design and quality of our product will continue as we introduce RH Contemporary in 2021 with a 400 page Source Book, dedicated website, national ad campaign, and a freestanding RH Contemporary Gallery in the San Francisco Design District. We also have plans to introduce RH Couture Upholstery, RH Bespoke Furniture and RH Color over the next several years.

2	FIRST QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

GALLERY TRANSFORMATION

Our ability to transform our legacy stores into multi-dimensional Design Galleries that double our retail revenue and profitability in every market will enable the RH brand to reach $5 to $6 billion of revenues with a mid-twenties adjusted operating margin in North America. These inspiring and disruptive physical experiences render our products more valuable while creating strategic separation and unmatched brand awareness, enabling us to gain significant market share at lower advertising costs. This presents a conundrum for our competition who are closing or downsizing their stores while we build the largest specialty stores in the history of our industry. We believe our Galleries are proving to be a huge competitive advantage enabling RH to acquire customers at lower fixed costs versus variable digital advertising costs that can change daily for store-less or store-closing brands.

All you need to do is walk a mall to notice most retail stores are archaic windowless boxes that lack any sense of humanity. There’s generally no fresh air or natural light, plants die in most retail stores and they can’t be a good environment for humans either. That’s why we don’t build retail stores, we create inspiring spaces that blur the lines between residential and retail, indoors and outdoors, home and hospitality. Spaces that are filled with fresh air and natural light, with garden courtyards, rooftop parks, restaurants and wine bars. Spaces that activate all of the senses, and spaces that cannot be replicated online.

RH Dallas, which opened in May of this year is off to a tremendous start with our rooftop restaurant booked until August. Our plan is to open three additional Design Galleries in 2021 including RH San Francisco, RH Oak Brook, RH Jacksonville, a freestanding RH Contemporary Gallery opening in San Francisco, plus our first RH Guesthouse, opening in New York this Fall.

BRAND ELEVATION

We are beginning to evolve the brand beyond curating and selling product, towards conceptualizing and selling spaces, by building an ecosystem of products, services, places and spaces designed to elevate and render our product more valuable while establishing the RH brand as a thought leader, taste and place maker.

Our Products are the core of our ecosystem and include RH Interiors, RH Contemporary, RH Modern, RH Beach House, RH Ski House, RH Outdoor, RH Rugs, RH Lighting, RH Linens, RH Baby & Child, RH Teen and Waterworks.

Our Services, RH Interior Design, RH Contract, RH Trade and RH In-Your-Home render our product more valuable while extending the brand into adjacent businesses that amplify the core. As an example, we believe that RH Interior Design has become the largest residential design firm in North America and has facilitated our transition from selling products to selling spaces. RH Trade serves external interior designers and design firms, partnering on projects and acting as a support organization managing the logistics of large, complex designs. RH Contract serves the Hospitality and Commercial markets with design and logistics support for large scale, volume projects. RH In-Your-Home, elevates the customer experience with Furniture Ambassadors managing every detail of your delivery, extending the selling experience into the home while creating a memorable and lasting impression. We are also exploring the opportunity to expand our services to include RH Architecture and RH Landscape Architecture as we receive constant inquiries regarding the design of our Galleries, Garden Courtyards and Rooftop Parks.

Our Places include RH Galleries, designed to elevate and render our product and brand more valuable, RH Restaurants, which further elevate the customer experience while driving high quality, incremental traffic to our Galleries, RH Guesthouses, where our goal is to create a new market for travelers seeking privacy and luxury in the $200 billion hotel industry, and RH Residences, fully furnished luxury homes, condominiums and apartments with integrated services that will deliver taste and time value to wealthy and affluent, time-starved customers.

Our Spaces, conceptualized to inspire and elevate the brand, will initially include Plane & Yacht Design and Charter, where customers can access our design experience, view our work online, and charter RH1 & RH2, our private planes, and RH3, our luxury yacht, which is available in the Mediterranean and Caribbean where the wealthy and affluent visit and vacation. We will also be unveiling our first RH Bath House & Spa as part of our Aspen Guesthouse scheduled to open in the second half of 2022, as well as other exciting spaces we will be revealing over the next several years.

We believe our seamlessly integrated ecosystem of immersive experiences inspires customers to dream, design, dine, travel and live in a world thoughtfully curated by RH, creating an impression and connection unlike any other brand in the world.

DIGITAL REIMAGINATION

Our strategy is to digitally reimagine the RH brand and business model both internally and externally. Internally regarding how we innovate, curate, and integrate all the dynamic aspects of our brand, and externally as we introduce our customers to The World of RH, a new digital portal presenting our Products, Services, Places and Spaces. This multi-year effort began internally last year with the reimagination of our Center of Innovation & Product Leadership, which will incorporate digitally integrated visuals and decision data designed to amplify the creative process from product ideation to product presentation.

3	FIRST QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

Our external efforts will begin this fall with the launch of phase one of our new digital portal, The World of RH, which will include rich, immersive content with simplified navigation and search functionality, all designed to enhance the shopping experience and render our product and brand more valuable. We believe an opportunity exists to create similar strategic separation online as we have with our Galleries offline, reconceptualizing what a website can and should be

GLOBAL EXPANSION

We believe that RH has the potential to become a $20 to $25 billion global brand in its current form, and possibly larger if aspects of our ecosystem become meaningful revenue streams. Our view is the competitive environment globally is more fragmented and primed for disruption than the North American market, and there is no direct competitor of scale that possesses the product, operational platform, and brand of RH.

Our global expansion begins in the Spring of 2022 with the opening of RH England, The Gallery at Aynhoe Park, a 73 acre historic estate designed in 1615 by Sir John Soane, arguably one of the most respected and celebrated architects of his time. RH England will feature The Aynhoe Architectural Library, The Aynhoe Organic Gardens, The RH Restaurant & Orangery, and The RH Champagne & Caviar Cellar among other unique experiences.

Pending reopening plans for France, our goal is to open RH Paris, The Gallery on the Champs-Élysées in the Fall of 2022. Customers will arrive through magnificent 18 foot gates and walk down a decomposed granite path lined with majestic hedges that lead to a garden courtyard where you encounter 18 foot brass doors that open to a six floor atrium connected by traversing brass staircases and a glass elevator. RH Paris will include a restaurant overlooking the gardens inspired by the Grand Palais, a sparkling Champagne and Caviar Bar on the top floor, and a romantic rooftop garden where you can sip an RH Bellini while enjoying views of the Eiffel Tower.

In total we have secured five locations in Europe including London, Munich and Dusseldorf, and are in final lease negotiations for an additional five locations which will open over the next two to three years.

CLIMBING THE LUXURY MOUNTAIN WHILE BUILDING A BRAND WITH NO PEER

Hermès, Chanel, Louis Vuitton, Gucci, Cartier, Tiffany and the rest of the finest luxury brands in the world were all born on the top of the luxury mountain. Never has a brand started at the base, as we have, and made the climb to the peak. We believe RH can be the first to make the climb, knowing very well those at the top don’t necessarily want us to. The truth is, we’re not from their neighborhood, nor invited to their parties. To make the climb, we understand that our work has to be so extraordinary that it creates a forced reconsideration of our brand, requiring those at the top of the mountain to tip their hat in respect.

It is not a climb for the faint of heart, requiring imagination, innovation, and a great deal of persistence and perspiration. We have to be willing to endure short-term pain to drive long-term gain, as we did moving from a promotional to a membership model, elevating our product, transforming our stores, redesigning our operating platform, or managing the business with a bias for earnings versus revenues as we built a financial model to support long-term high-quality growth.

We also understand the strategies we are pursuing – opening the largest specialty retail experiences in our industry, while most are shrinking the size of their retail footprint or closing stores; moving from a promotional to a membership model, while others are positioning their brands around price versus product; continuing to mail inspiring Source Books, while many are eliminating catalogs, and, refusing to follow the herd in self-promotion on social media, instead allowing our brand to be defined by the design and quality of the products and experiences we are creating – are all in direct conflict with conventional wisdom and the plans being pursued by many in our industry.

We believe when you step back and consider: one, we are building a brand with no peer; two, we are creating a customer experience that cannot be replicated online; and three, we have total control of our brand from concept to customer, you realize what we are building is extremely rare in today’s retail landscape and we would argue, will also prove to be equally valuable.

I want to thank the people of Team RH who live our values and fight for our cause. A team that is building a culture of leadership versus followship, that strives to innovate versus duplicate. A team of people with the courage to continue the climb even as the air gets thin and the odds get slim. A team of people willing to get knocked down ten times and get back up eleven as they strive to plant the RH flag at the very peak of the luxury mountain.

Carpe Diem,

4	FIRST QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

Note: Demand is an operating metric that we use in reference to the dollar value of orders placed (orders convert to net revenue upon a customer obtaining control of the merchandise), and excludes exchanges and shipping fees. RH Core demand represents the demand generated from the RH brand excluding RH Baby & Child, RH Teen, RH Contract, RH Hospitality, RH Outlet, Membership and Waterworks. Total Company demand represents the demand generated from all of our businesses, inclusive of sales from RH Outlet and RH Hospitality.

“ROIC” refers to return on invested capital. We define ROIC as adjusted operating income after-tax for the most recent twelve-month period, divided by the average of beginning and ending debt and equity less cash and equivalents as well as short and long-term investments for the most recent twelve- month period. ROIC is not a measure of financial performance under GAAP, and should be considered in addition to, and not as a substitute for other financial measures prepared in accordance with GAAP. Our method of determining ROIC may differ from other companies’ methods and therefore may not be comparable.

5	FIRST QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

NON-GAAP FINANCIAL MEASURES

To supplement its condensed consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses the following non-GAAP financial measures: adjusted net revenue, adjusted operating income, adjusted net income or adjusted net earnings, adjusted diluted earnings per share, adjusted diluted net income per share, ROIC or return on invested capital, free cash flow, adjusted operating margin, adjusted gross margin, adjusted gross profit, adjusted SG&A, EBITDA, adjusted EBITDA, EBITDA margin and adjusted EBITDA margin (collectively, “non-GAAP financial measures”). We compute these measures by adjusting the applicable GAAP measures to remove the impact of certain recurring and non-recurring charges and gains and the tax effect of these adjustments. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by senior leadership in its financial and operational decision making. The non-GAAP financial measures used by the Company in this release may be different from the non-GAAP financial measures, including similarly titled measures, used by other companies.

For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

6	FIRST QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of the federal securities laws, including without limitation, statements regarding our belief that Fiscal 2021 is off to a strong start with the strongest demand trends in our history; our belief that we continue to set a new standard for financial performance among home furnishings retailers; our current expectation to be net debt free by the end of this fiscal year; our belief that the data supports raising our outlook for revenue growth in fiscal 2021 to a range of 25% to 30%, for adjusted operating margin in the range of 23.5% to 24.3%, an increase of 170 to 250 basis points, with ROIC in excess of 60%; our expectations with respect to revenue growth in the range of 35% to 37% and adjusted operating margin in the range of 25.9% to 26.1% in the second quarter; our belief that the data leads us to feel optimistic that our strong performance will continue through the second half of 2021 with growth reaccelerating in fiscal 2022 and beyond, including our expectations with respect to the un-masking of the general public, the largest new product introduction cycle in our history beginning this fall, and the launch of RH International next year; the emergence of RH as a luxury brand generating luxury margins, including our expectations with respect to maintaining an adjusted operating margin in excess of twenty percent in any economic downside scenario we can envision and achieving 25%-plus operating margin over the next several years; some of the key attributes of our business model including our beliefs: (i) that not offering seasonal inventory enables us to have a significantly higher margin business, (ii) in the benefits resulting from the fact that our business is not driven by the fashion cycles in retail models that require frequent discounting, (iii) in the benefits we gained from moving from a promotional to a membership model, and (iv) that luxury brands are less susceptible to economic downturns; our building of the strongest brand and business model in our industry; our plan to launch an unimaginable amount of innovative new strategies designed to further elevate and expand the RH brand; our plans to continue to elevate the design and quality of our product; our belief in our ability to transform our legacy stores into multi-dimensional Design Galleries that double our retail revenue and profitability in every market which will enable the RH brand to reach revenues of $5 to $6 billion with a mid-twenties adjusted operating margin in North America; our belief that the inspiring and disruptive physical experiences of Design Galleries will render our products more valuable while creating strategic separation, unmatched brand awareness, and while enabling us to gain market share at lower advertising costs; our plans for opening three additional Design Galleries, a freestanding RH Contemporary Gallery, and our first RH Guesthouse; the evolution of our brand towards conceptualizing and selling spaces; our belief that RH Interior Design has become the largest residential design firm in North America and has facilitated our transition from selling products to selling spaces; our strategies and future plans for our Spaces concept, including Plane & Yacht Design and Charter in addition to RH3, and the planned unveiling of our first RH Bath House & Spa in the second half of 2022; our beliefs with respect to our integrated ecosystem of immersive experiences, including that it creates an impression and connection unlike any other brand in the world; our strategy to digitally reimagine the RH brand and business model both internally and externally; our belief in our potential to become a $20 to $25 billion global brand and possibly larger; our beliefs and views on the attributes of RH England and RH Paris which we plan to open in 2022; our international expansion plans with respect to five locations in Europe we have secured, including London, Munich, and Dusseldorf, and five additional locations for which we are in final lease negotiations and which will open over the next two to three years; our belief that RH can be the first to make the climb from the base to the top of the luxury mountain; our objectives with respect to opening the largest specialty retail experiences in our industry; our objectives of building a brand with no peer, creating a customer experience that cannot be replicated online, and having total control of our brand, and our expectations regarding the benefits and achievement of such objectives; and any statements or assumptions underlying any of the foregoing.

You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future events. We cannot assure you that future developments affecting us will be those that we have anticipated. Important risks and uncertainties that could cause actual results to differ materially from our expectations include, among others: risks related to the COVID-19 pandemic and any ongoing impact on our business; risks related to our dependence on key personnel and any changes in our ability to retain key personnel; successful implementation of our growth strategy; risks related to the number of new business initiatives we are undertaking; successful implementation of our growth strategy including our real estate transformation and the number of new Gallery locations that we seek to open and the timing of openings; uncertainties in the current performance of our business including a range of risks related to our operations as well as external economic factors; general economic conditions and the housing market as well as the impact of economic conditions on consumer confidence and spending; changes in customer demand for our products; our ability to anticipate consumer preferences and buying trends, and maintaining our brand promise to customers; decisions concerning the allocation of capital; factors affecting our outstanding convertible senior notes or other forms of our indebtedness; changes in consumer spending based on weather and other conditions beyond our control; strikes and work stoppages affecting port workers and other industries involved in the transportation of our products; our ability to obtain our products in a timely fashion or in the quantities required; our ability to employ reasonable and appropriate security measures to protect personal information that we collect; our ability to support our growth with appropriate information technology systems; risks related to our sourcing and supply chain including our dependence on imported products produced by foreign manufacturers and risks related to importation of such products including risks related to tariffs and other similar issues, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in RH’s most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at ir.rh.com and on the SEC website at www.sec.gov. Any forward-looking statement made by us in this release speaks only as of the date on which we make it. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

7	FIRST QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RETAIL GALLERY METRICS

(Unaudited)

We operated the following number of Galleries, Outlets and Showrooms:

	MAY 1, 2021	MAY 2, 2020
RH
Design Galleries [a]	24	22
Legacy Galleries	38	41
Modern Galleries	2	2
Baby & Child and Teen Galleries	4	4
Total Galleries	68	69
Outlets [b]	38	38
Waterworks Showrooms	14	15
[a]	As of May 1, 2021 and May 2, 2020, ten and eight of our Design Galleries included an integrated RH Hospitality experience, respectively.
[b]	Net revenues for outlet stores were $62.3 million and $12.2 million for the three months ended May 1, 2021 and May 2, 2020, respectively.

The following table presents RH Gallery and Waterworks Showroom metrics, and excludes outlets:

	THREE MONTHS ENDED
	MAY 1, 2021		MAY 2, 2020
	COUNT	TOTAL LEASED SELLING SQUARE FOOTAGE	COUNT	TOTAL LEASED SELLING SQUARE FOOTAGE
		(in thousands)		(in thousands)
Beginning of period	82	1,162	83	1,111
Legacy Galleries:
Raleigh legacy Gallery	—	—	1	4.4
End of period	82	1,162	84	1,115
Weighted-average leased selling square footage		1,162		1,114
% growth vs. same quarter last year		4%		3%

See the Company’s most recent Form 10-K and Form 10-Q filings for square footage definitions.

Total leased square footage as of May 1, 2021 and May 2, 2020 was approximately 1,559,000 and 1,502,000, respectively.

Weighted-average leased square footage for the three months ended May 1, 2021 and May 2, 2020 was approximately 1,559,000 and 1,501,000, respectively.

T-1	FIRST QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

ESTIMATED DILUTED SHARES OUTSTANDING

(Shares outstanding in millions)

	Q2 2021
Average stock price	$600	$650	$700	$750	$800	$850
Estimated adjusted diluted shares outstanding [a]	29.48	29.75	29.97	30.17	30.34	30.49

	FISCAL 2021
Implied average stock price [b]	$586	$623	$661	$698	$736	$773
Estimated adjusted diluted shares outstanding [a]	29.41	29.61	29.78	29.85	30.05	30.16

[a]	The Q2 2021 adjusted diluted shares outstanding include 1.559 million, 1.699 million, 1.820 million, 1.924 million, 2.016 million and 2.096 million incremental shares at $600, $650, $700, $750, $800 and $850 average share prices, respectively, due to dilution from the convertible notes. The Fiscal 2021 adjusted diluted shares outstanding include 1.512 million, 1.617 million, 1.707 million, 1.786 million, 1.854 million and 1.915 million incremental shares at $586, $623, $661, $698, $736 and $773 implied average share prices, respectively, due to dilution from the convertible notes.
[b]	The implied Fiscal 2021 average stock price is calculated by averaging (1) the actual average share price of $543.70 for the three months ended May 1, 2021 and (2) an estimated average stock price for the remainder of fiscal 2021, as noted above.

Note: The table above is intended to demonstrate the impact of increasing stock prices on our adjusted diluted shares outstanding due to 1) additional in-the-money options, 2) the higher cost of acquired shares under the treasury stock method and 3) dilution resulting from the outstanding convertible senior notes and warrant agreements.

For GAAP purposes, we will incur dilution above the lower strike prices of our 2023 Notes and 2024 Notes of $193.65 and $211.40, respectively. However, no additional shares will be included in our adjusted diluted shares outstanding calculation between $193.65 and $309.84 for our 2023 Notes, and between $211.40 and $338.24 for our 2024 Notes, based on the bond hedge contracts in place that will deliver shares to offset dilution in these ranges. At stock prices in excess of $309.84 and $338.24, we will incur dilution related to the 2023 Notes and 2024 Notes, respectively, and would have an obligation to deliver additional shares in excess of the dilution protection provided by the bond hedges.

The calculation also includes assumptions around the timing and number of options exercises. Actual diluted shares outstanding may differ if actual exercises differ from estimates. The stock option awards outstanding for RH’s Chairman and CEO are included in all of the adjusted diluted shares outstanding scenarios above based on the exercise prices of $46.50, $75.43, $50.00 and $385.30 for the November 2012, July 2013, May 2017 and October 2020 grants, respectively.

T-2	FIRST QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts) (Unaudited)

	THREE MONTHS ENDED
	MAY 1, 2021	% OF NET REVENUES	MAY 2, 2020	% OF NET REVENUES
Net revenues	$860,792	100.0%	$482,895	100.0%
Cost of goods sold	453,815	52.7%	283,241	58.7%
Gross profit	406,977	47.3%	199,654	41.3%
Selling, general and administrative expenses	219,089	25.5%	164,201	34.0%
Income from operations	187,888	21.8%	35,453	7.3%
Other expenses
Interest expense—net	13,308	1.5%	19,629	4.1%
Tradename impairment	—	—%	20,459	4.2%
Loss on extinguishment of debt	105	—%	—	—%
Total other expenses	13,413	1.5%	40,088	8.3%
Income (loss) before income taxes	174,475	20.3%	(4,635)	(1.0)%
Income tax expense (benefit)	41,724	4.9%	(1,423)	(0.3)%
Income (loss) before equity method investments	132,751	15.4%	(3,212)	(0.7)%
Share of equity method investments losses	(2,095)	(0.2)%	—	—%
Net income (loss)	$130,656	15.2%	$(3,212)	(0.7)%
Weighted-average shares used in computing basic net income (loss) per share	21,003,244		19,242,641
Basic net income (loss) per share	$6.22		$(0.17)
Weighted-average shares used in computing diluted net income (loss) per share	31,210,011		19,242,641
Diluted net income (loss) per share	$4.19		$(0.17)

T-3	FIRST QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands) (Unaudited)

	MAY 1,	JANUARY 30,	MAY 2,
	2021	2021	2020
ASSETS
Cash and cash equivalents	$229,527	$100,446	$17,208
Merchandise inventories	593,946	544,227	494,260
Other current assets	165,935	156,811	114,253
Total current assets	989,408	801,484	625,721
Property and equipment—net	1,103,668	1,077,198	953,738
Operating lease right-of-use assets	541,841	456,164	392,934
Goodwill and intangible assets	213,389	212,763	189,853
Equity method investments	99,131	100,603	—
Deferred tax assets and other non-current assets	289,880	250,101	267,647
Total assets	$3,237,317	$2,898,313	$2,429,893
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable and accrued expenses	$389,411	$424,422	$284,980
Convertible senior notes due 2020—net	—	—	295,574
Operating lease liabilities	72,442	71,524	61,997
Federal and state tax payable	89,311	49,539	6,048
Deferred revenue, customer deposits and other current liabilities	465,008	376,147	320,336
Total current liabilities	1,016,172	921,632	968,935
Asset based credit facility	—	—	10,000
Equipment promissory notes—net	3,739	14,614	28,475
Convertible senior notes due 2023—net	288,136	282,956	271,211
Convertible senior notes due 2024—net	285,721	281,454	269,012
Non-current operating lease liabilities	532,142	448,169	395,641
Non-current finance lease liabilities	501,118	485,481	439,470
Other non-current obligations	15,827	16,981	28,017
Total liabilities	2,642,855	2,451,287	2,410,761
Stockholders’ equity	594,462	447,026	19,132
Total liabilities and stockholders’ equity	$3,237,317	$2,898,313	$2,429,893

T-4	FIRST QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands) (Unaudited)

	THREE MONTHS ENDED
	MAY 1,	MAY 2,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$130,656	$(3,212)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	23,886	24,870
Non-cash operating lease cost and finance lease interest expense	22,753	21,688
Tradename and asset impairments	—	25,242
Stock-based compensation expense	15,307	5,828
Accretion of debt discount upon settlement of debt	(319)	—
Other non-cash items	9,426	14,061
Change in assets and liabilities:
Merchandise inventories	(49,540)	(55,837)
Landlord assets under construction—net of tenant allowances	(13,578)	(7,600)
Current and non-current operating lease liability	(19,379)	(7,065)
Deferred revenue and customer deposits	82,744	26,679
Other changes in assets and liabilities	(11,081)	(61,522)
Net cash provided by (used in) operating activities	190,875	(16,868)
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(50,251)	(16,632)
Equity method investments	(1,172)	—
Net cash used in investing activities	(51,423)	(16,632)
CASH FLOWS FROM FINANCING ACTIVITIES
Net repayments under asset based credit facility	—	10,000
Repayments under promissory and equipment security notes	(5,792)	(5,166)
Repayments of convertible senior notes	(2,035)	—
Other financing activities	(3,205)	(1,652)
Net cash provided by (used in) financing activities	(11,032)	3,182
Effects of foreign currency exchange rate translation	36	(132)
Net increase (decrease) in cash and cash equivalents and restricted cash equivalents	128,456	(30,450)
Cash and cash equivalents and restricted cash equivalents
Beginning of period—cash and cash equivalents	100,446	47,658
Beginning of period—restricted cash equivalents (acquisition related escrow deposits)	6,625	—
Beginning of period—cash and cash equivalents	$107,071	$47,658

End of period—cash and cash equivalents	229,527	17,208
End of period—restricted cash equivalents (acquisition related escrow deposits)	6,000	—
End of period—cash and cash equivalents and restricted cash equivalents	$235,527	$17,208

T-5	FIRST QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CALCULATION OF FREE CASH FLOW

(In thousands) (Unaudited)

	THREE MONTHS ENDED
	MAY 1,	MAY 2,
	2021	2020
Net cash provided by (used in) operating activities	$190,875	$(16,868)
Accretion of debt discount upon settlement of debt	319	—
Capital expenditures	(50,251)	(16,632)
Principal payments under finance leases	(3,671)	(2,068)
Equity method investments	(1,172)	—
Free cash flow [a]	$136,100	$(35,568)
[a]	Free cash flow excludes all non-cash items. Free cash flow is net cash provided by (used in) operating activities adjusted by the non-cash accretion of debt discount upon settlement of debt, capital expenditures, principal payments under finance leases and equity method investments. Free cash flow is included in this press release because our senior leadership team believes that free cash flow provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business.

CALCULATION OF ADJUSTED CAPITAL EXPENDITURES

(In thousands) (Unaudited)

	THREE MONTHS ENDED
	MAY 1,	MAY 2,
	2021	2020
Capital expenditures	$50,251	$16,632
Landlord assets under construction—net of tenant allowances	13,578	7,600
Adjusted capital expenditures [a]	$63,829	$24,232
[a]	We define adjusted capital expenditures as capital expenditures from investing activities and cash outflows of capital related to construction activities to design and build landlord-owned leased assets, net of tenant allowances received.

T-6	FIRST QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF GAAP NET INCOME (LOSS) TO ADJUSTED NET INCOME

(In thousands) (Unaudited)

	THREE MONTHS ENDED
	MAY 1,	MAY 2,
	2021	2020
GAAP net income (loss)	$130,656	$(3,212)
Adjustments (pre-tax):
Cost of goods sold:
Asset impairments [a]	—	2,350
Selling, general and administrative expenses:
Non-cash compensation [b]	5,864	—
Recall accrual [c]	500	—
Asset impairments and change in useful lives [a]	—	6,121
Reorganization related costs [d]	—	4,143
Other expenses:
Amortization of debt discount [e]	5,981	11,125
Loss on extinguishment of debt [f]	105	—
Tradename impairment [g]	—	20,459
Subtotal adjusted items	12,450	44,198
Impact of income tax items [h]	(2,951)	(11,037)
Share of equity method investments losses [i]	2,095	—
Adjusted net income [j]	$142,250	$29,949
[a]	The adjustment to cost of goods sold in the three months ended May 2, 2020 represents inventory reserves related to Outlet inventory resulting from retail closures in response to the COVID-19 pandemic. The adjustment to selling, general and administrative expense in the three months ended May 2, 2020 includes asset impairments of $4.8 million and acceleration of depreciation expense of $1.3 million due to a change in the estimated useful lives of certain assets.
[b]	Represents the amortization of the non-cash compensation charge related to an option grant made to Mr. Friedman in October 2020.
[c]	Represents accruals associated with product recalls.
[d]	Represents severance costs and related payroll taxes associated with a reorganization undertaken in response to the impact of retail closures on our business.
[e]	Under GAAP, certain convertible debt instruments that may be settled in cash on conversion are required to be separately accounted for as liability and equity components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. Accordingly, in accounting for GAAP purposes for the $300 million aggregate principal amount of convertible senior notes that were issued in June and July 2015 (the “2020 Notes”), the $335 million aggregate principal amount of convertible senior notes that were issued in June 2018 (the “2023 Notes”), and the $350 million aggregate principal amount of convertible senior notes that were issued in September 2019 (the “2024 Notes”), we separated the 2020 Notes, 2023 Notes and 2024 Notes into liability (debt) and equity (conversion option) components and we are amortizing as debt discount an amount equal to the fair value of the equity components as interest expense on the 2020 Notes, 2023 Notes and 2024 Notes over their expected lives. The equity components represent the difference between the proceeds from the issuance of the 2020 Notes, 2023 Notes and 2024 Notes and the fair value of the liability components of the 2020 Notes, 2023 Notes and 2024 Notes, respectively. Amounts are presented net of interest capitalized for capital projects of $2.7 million and $1.8 million during the three months ended May 1, 2021 and May 2, 2020, respectively. The 2020 Notes matured on July 15, 2020 and did not impact amortization of debt discount post-maturity.
[f]	Represents a loss on extinguishment of debt for a portion of the 2023 Notes that were early converted at the option of the noteholders.
[g]	Represents tradename impairment related to the Waterworks reporting unit.

T-7	FIRST QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

[h]	The adjustment for the three months ended May 1, 2021 is based on an adjusted tax rate of 23.9%, which excludes the tax impact associated with our share of equity method investments losses. The adjustment for the three months ended May 2, 2020 is based on an adjusted tax rate of 24.3%, which excludes the tax impact associated with the Waterworks reporting unit tradename impairment.
[i]	Represents our proportionate share of the losses of our equity method investments.
[j]	Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income as consolidated net income (loss), adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted net income is included in this press release because our senior leadership team believes that adjusted net income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

T-8	FIRST QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF DILUTED NET INCOME (LOSS) PER SHARE TO
ADJUSTED DILUTED NET INCOME PER SHARE

(Unaudited)

	THREE MONTHS ENDED
	MAY 1,	MAY 2,
	2021	2020
Diluted net income (loss) per share	$4.19	$(0.17)
Pro forma diluted net income (loss) per share [a]	$4.49	$(0.14)
Per share impact of adjustments (pre-tax) [b]:
Amortization of debt discount	0.21	0.47
Non-cash compensation	0.20	—
Recall accrual	0.02	—
Loss on extinguishment of debt	—	—
Tradename impairment	—	0.87
Asset impairments and change in useful lives	—	0.36
Reorganization related costs	—	0.17
Subtotal adjusted items	0.43	1.87
Impact of income tax items [b]	(0.10)	(0.46)
Share of equity method investments losses [b]	0.07	—
Adjusted diluted net income per share [c]	$4.89	$1.27
[a]	Pro forma diluted net loss per share for the three months ended May 2, 2020 is calculated based on GAAP net loss and pro forma diluted weighted-average shares of 23,613,457, which includes dilution related to dilutive stock-based awards of 4,370,816 shares. For GAAP purposes, we incur dilution above the lower strike prices of our 2020 Notes, 2023 Notes and 2024 Notes of $118.13, $193.65 and $211.40, respectively. However, we exclude from our adjusted diluted shares outstanding calculation the dilutive impact of the convertible notes between $118.13 and $189.00 for our 2020 Notes, between $193.65 and $309.84 for our 2023 Notes, and between $211.40 and $338.24 for our 2024 Notes, based on the bond hedge contracts in place that will deliver shares to offset dilution in these ranges. At stock prices in excess of $189.00, $309.84 and $338.24, we incur dilution related to the 2020 Notes, 2023 Notes and 2024 Notes, respectively, and we would have an obligation to deliver additional shares in excess of the dilution protection provided by the bond hedges. Pro forma diluted net income per share for the three months ended May 1, 2021 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 29,089,476, which excludes dilution related to the 2023 Notes and 2024 Notes of 2,120,535 shares.
[b]	Refer to table titled “Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income” and the related footnotes for additional information.
[c]	Adjusted diluted net income per share is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted diluted net income per share as consolidated net income (loss), adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance divided by our pro forma share count. Adjusted diluted net income per share is included in this press release because our senior leadership team believes that adjusted diluted net income per share provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

T-9	FIRST QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT

(Dollars in thousands) (Unaudited)

	THREE MONTHS ENDED
	MAY 1,	MAY 2,
	2021	2020
Net revenues	$860,792	$482,895
Gross profit	$406,977	$199,654
Asset impairments [a]	—	2,350
Adjusted gross profit [b]	$406,977	$202,004
Gross margin [c]	47.3%	41.3%
Adjusted gross margin [c]	47.3%	41.8%
[a]	Refer to table titled “Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income” and the related footnotes for additional information.
[b]	Adjusted gross profit is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted gross profit as consolidated gross profit, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted gross profit is included in this press release because our senior leadership team believes that adjusted gross profit provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.
[c]	Gross margin is defined as gross profit divided by net revenues. Adjusted gross margin is defined as adjusted gross profit divided by net revenues.

T-10	FIRST QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF SELLING, GENERAL AND ADMINISTRATIVE EXPENSES TO
ADJUSTED SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

(Dollars in thousands) (Unaudited)

	THREE MONTHS ENDED
	MAY 1,	MAY 2,
	2021	2020
Selling, general and administrative expenses	$219,089	$164,201
Non-cash compensation [a]	(5,864)	—
Recall accrual [a]	(500)	—
Asset impairments and change in useful lives [a]	—	(6,121)
Reorganization related costs [a]	—	(4,143)
Adjusted selling, general and administrative expenses [b]	$212,725	$153,937
Net revenues	$860,792	$482,895
Selling, general and administrative expenses margin [c]	25.5%	34.0%
Adjusted selling, general and administrative expenses margin [c]	24.7%	31.9%
[a]	Refer to table titled “Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income” and the related footnotes for additional information.
[b]	Adjusted selling, general and administrative expenses is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted selling, general and administrative expenses as consolidated selling, general and administrative expenses, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted selling, general and administrative expenses is included in this press release because our senior leadership team believes that adjusted selling, general and administrative expenses provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.
[c]	Selling, general and administrative expenses margin is defined as selling, general and administrative expenses divided by net revenues. Adjusted selling, general and administrative expenses margin is defined as adjusted selling, general and administrative expenses divided by net revenues.

T-11	FIRST QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF NET INCOME (LOSS) TO OPERATING INCOME
AND ADJUSTED OPERATING INCOME

(Dollars in thousands) (Unaudited)

	THREE MONTHS ENDED
	MAY 1,	MAY 2,
	2021	2020
Net income (loss)	$130,656	$(3,212)
Interest expense—net	13,308	19,629
Tradename impairment	—	20,459
Income tax expense (benefit)	41,724	(1,423)
Share of equity method investments losses	2,095	—
Loss on extinguishment of debt	105	—
Operating income	187,888	35,453
Non-cash compensation [a]	5,864	—
Recall accrual [a]	500	—
Asset impairments and change in useful lives [a]	—	8,471
Reorganization related costs [a]	—	4,143
Adjusted operating income [b]	$194,252	$48,067
Net revenues	$860,792	$482,895
Operating margin [c]	21.8%	7.3%
Adjusted operating margin [c]	22.6%	10.0%
[a]	Refer to table titled “Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income” and the related footnotes for additional information.
[b]	Adjusted operating income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted operating income as consolidated operating income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted operating income is included in this press release because our senior leadership team believes that adjusted operating income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.
[c]	Operating margin is defined as operating income divided by net revenues. Adjusted operating margin is defined as adjusted operating income divided by net revenues. We are not able to provide a reconciliation of our adjusted operating margin financial guidance or other non-GAAP financial guidance to the corresponding GAAP measure without unreasonable effort because of the uncertainty and variability of the nature and amount of the non-recurring and other items that are excluded from such non-GAAP financial measures. Such adjustments in future periods are generally expected to be similar to the kinds of charges excluded from such non-GAAP financial measure in prior periods. The exclusion of these charges and costs in future periods could have a significant impact on our non-GAAP financial measures.

T-12	FIRST QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA

(In thousands) (Unaudited)

	THREE MONTHS ENDED
	MAY 1,	MAY 2,
	2021	2020
Net income (loss)	$130,656	$(3,212)
Depreciation and amortization	23,886	24,870
Interest expense—net	13,308	19,629
Income tax expense (benefit)	41,724	(1,423)
EBITDA [a]	209,574	39,864
Non-cash compensation [b]	15,307	5,828
Share of equity method investments losses [c]	2,095	—
Capitalized cloud computing amortization [d]	677	—
Recall accrual [c]	500	—
Loss on extinguishment of debt [c]	105	—
Tradename impairment [c]	—	20,459
Asset impairments [c]	—	7,133
Reorganization related costs [c]	—	4,143
Adjusted EBITDA [a]	$228,258	$77,427
Net revenues	$860,792	$482,895
EBITDA margin [e]	24.3%	8.3%
Adjusted EBITDA margin [e]	26.5%	16.0%

[a]	EBITDA and Adjusted EBITDA are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We define EBITDA as consolidated net income (loss) before depreciation and amortization, interest expense—net and income tax expense. Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of non-cash compensation, as well as certain non-recurring and other items that we do not consider representative of our underlying operating performance. EBITDA and Adjusted EBITDA are included in this press release because our senior leadership team believes that these metrics provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measures of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions for other companies due to different methods of calculation.
[b]	Represents non-cash compensation related to equity awards granted to employees.
[c]	Refer to table titled “Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income” and the related footnotes for additional information.
[d]	Represents amortization associated with capitalized cloud computing costs.
[e]	EBITDA margin is defined as EBITDA divided by net revenues. Adjusted EBITDA margin is defined as adjusted EBITDA divided by net revenues.

T-13	FIRST QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

RECONCILIATION OF TRAILING TWELVE MONTHS NET INCOME

TO TRAILING TWELVE MONTHS EBITDA AND

TRAILING TWELVE MONTHS ADJUSTED EBITDA

(Dollars in thousands) (Unaudited)

TRAILING TWELVE MONTHS
MAY 1, 2021
Net income	$405,683
Depreciation and amortization	99,056
Interest expense—net	62,929
Income tax expense	147,745
EBITDA [a]	715,413
Non-cash compensation [b]	155,183
Loss on sale leaseback transaction [c]	9,352
Recall accrual [d]	7,870
Share of equity method investments losses [e]	2,983
Reorganization related costs [f]	2,884
Asset impairments [g]	1,702
Capitalized cloud computing amortization [h]	1,139
Net gain on extinguishment of debt [i]	(47)
Adjusted EBITDA [a]	$896,479
[a]	Refer to footnote [a] within table titled “Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA.”
[b]	Represents non-cash compensation related to equity awards granted to employees, including the non-cash compensation charge related to an option grant made to Mr. Friedman in October 2020.
[c]	Represents loss on sale leaseback transaction related to a previously owned Design Gallery.
[d]	Represents adjustments to net revenues, cost of goods sold and inventory charges associated with product recalls, as well as accrual adjustments, and vendor and insurance claims.
[e]	Represents our proportionate share of the losses of our equity method investments.
[f]	Represents severance costs and related payroll taxes associated with a reorganization undertaken in response to the impact of retail closures on our business.
[g]	Represents asset impairments, including impairment of inventory, property and equipment, as well as other lease impairments due to early exit of leased facilities.
[h]	Represents amortization associated with capitalized cloud computing costs.
[i]	Represents the net gain related to early extinguishment of debt.

T-14	FIRST QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER

CALCULATION OF TOTAL DEBT, TOTAL NET DEBT

AND RATIO OF TOTAL NET DEBT TO TRAILING

TWELVE MONTHS ADJUSTED EBITDA

(Dollars in thousands) (Unaudited)

	MAY 1,	INTEREST
	2021	RATE [a]
Asset based credit facility	$—	1.38%
Equipment promissory notes	31,942	4.56%
Convertible senior notes due 2023 [b]	290,473	0.00%
Convertible senior notes due 2024 [b]	288,280	0.00%
Notes payable for share repurchases	553	3.65%
Total debt	$611,248
Cash and cash equivalents	(229,527)
Total net debt	$381,721
Trailing twelve months adjusted EBITDA [c]	$896,479
Ratio of total net debt to trailing twelve months adjusted EBITDA [c]	0.4
[a]	The interest rates for the asset based credit facility, equipment promissory notes and notes payable for share repurchases represent the weighted-average interest rates.
[b]	Amounts exclude discounts upon original issuance and third party offering costs.
[c]	The ratio of total net debt to trailing twelve months adjusted EBITDA is calculated by dividing total net debt by trailing twelve months adjusted EBITDA. Refer to table titled “Reconciliation of Trailing Twelve Months Net Income to Trailing Twelve Months EBITDA and Trailing Twelve Months Adjusted EBITDA” and the related footnotes for definitions of EBITDA and adjusted EBITDA.

T-15	FIRST QUARTER 2021 FINANCIAL RESULTS AND SHAREHOLDER LETTER